HERMAN MILLER APPOINTS DIGITAL AND CONSUMER LEADER TO BOARD OF DIRECTORS

Mike Smith, President and COO of Stitch Fix and former COO of Walmart.com, to help guide global digital transformation initiatives

ZEELAND, Mich., January 16, 2019 - Herman Miller, Inc. (NASDAQ: MLHR) announced today the unanimous action by the Board of Directors to appoint Mike Smith to the Board of Directors and the Audit Committee of the Board of Directors, effective January 16, 2019.

Mr. Smith is the President and Chief Operating Officer of Stitch Fix, the online personal styling platform with more than 2.9 million clients, and former Chief Operating Officer of Walmart.com, one of the most-visited consumer websites in the world.

"Mike is a transformational digital leader, and we are pleased to welcome a pioneer of his caliber to our board,” said Mike Volkema, Chairman. “As we accelerate our focus on being an even more dynamic and consumer-centric company, Mike’s experience will be incredibly relevant and valuable.”

Smith has been an innovative leader in the digital and fast paced online consumer sectors for more than 15 years, with leadership positions in ecommerce, operations, customer experience and finance. He joined Stitch Fix in 2012 and was instrumental in helping to scale the business from a small start-up to the innovative public company it is today. Smith leads all operations for the company, including the styling, merchandising and customer experience teams.

"Mike will play a key role at an important time of expansion for Herman Miller’s business,” said Andi Owen, President and CEO. “His expertise and passion for building smart, efficient and customer-centric online experiences will help us improve our customer experience across the board and drive growth for our global businesses.”

Prior to Stitch Fix, Smith was with Walmart from 2003 to 2012, most recently serving as the Chief Operating Officer at Walmart.com, where he oversaw all operations for the $5 billion division. Smith led one of the most successful multi-channel offerings in the industry - Site to Store - which drove half of Walmart.com’s sales.

Smith received his bachelor’s degree from the University of Virginia, and his M.B.A. from University of California, Berkeley.

“I’m honored to join a company that I’ve admired personally and professionally for years, and where the core values of the management team and Board are so closely aligned with mine,” said Smith. “Herman Miller has demonstrated a commitment to innovative design and manufacturing, and there is so much growth opportunity ahead for the company.”

Herman Miller has 11 board members from a variety of industries including retail, healthcare and financial services. Smith’s term began on January 16, 2019.

About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Headquartered in West Michigan, the 113-year-old company has relied on innovative design to solve problems wherever people work, live, learn, and heal. With recognizable designs as part of museum collections worldwide, Herman Miller is a past recipient of the Smithsonian Institution's Cooper Hewitt National Design Award and has been ranked number one on Contract Magazine’s list of “Brands that Inspire” for four straight years. Known and respected for its leadership in corporate social responsibility, Herman Miller has earned numerous global sustainability and inclusivity awards including the Human Rights Foundation’s top rating in its Corporate Equality Index for 11 years in a row. In fiscal 2018, the company generated $2.38 billion in revenue and employed nearly 8,000 people worldwide. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR. www.hermanmiller.com/about-us